Galena Biopharma Reports Second Quarter 2013 Financial Results

•	Galena to generate sales revenue in 2013 with significant progress towards Abstral® commercial launch in the fourth quarter.

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NeuVax™ (nelipepimut-S) Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study enrolling patients in 11 countries and over 130 sites worldwide.

•	Net operating loss for the quarter ended June 30, 2013 was $7.9 million.

Lake Oswego, Oregon, August 8, 2013— Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company commercializing and developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the three months and six months ended June 30, 2013 and provided a business update.

“We have made rapid progress towards successfully commercializing Abstral®,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “While the NeuVax™ PRESENT trial continues its enrollment and our other development programs advance, Galena has now evolved into a fully integrated biopharmaceutical company. Building our capabilities allows us to seize opportunities to better serve patients and increase shareholder value.”

2Q, 2013 Highlights

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Significant progress towards U.S. commercialization of Abstral® (fentanyl) Sublingual Tablets. Abstral is an important treatment option for inadequately controlled breakthrough cancer pain (BTcP) in patients who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power of micronized fentanyl in a sublingual tablet, which dissolves under the tongue in seconds, provides rapid relief in minutes, and lasts the entire duration of the breakthrough pain episode. Key milestones towards Abstral commercialization have included:

•	Scaled up commercial operations with field leadership, field sales and account management teams in preparation for the official fourth quarter Abstral launch.

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Abstral now available commercially nationwide. Galena has secured stocking and distribution partnerships with major wholesalers and specialty distributors, and Abstral is available to patients and health care professionals at pharmacies nationwide. Established broad and easy access to patient assistance programs to ensure efficient and timely patient access to Abstral treatment.

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Data presentation at the American Pain Society 32nd Annual Scientific Meeting outlined Abstral’s sublingual Transmucosal Immediate-Release Fentanyl (TIRF) Risk Evaluation and Mitigation Strategy (REMS) program that served as a model for the current shared TIRF REMS program utilized by all products in the class. The TIRF REMS program is intended to minimize the risk of misuse, abuse, addiction and overdose. The U.S. Food and Drug Administration (FDA) has standardized key components of the REMS program to facilitate the adoption of a single shared system.

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NeuVax™ (nelipepimut-S) presentation at the American Society of Clinical Oncology (ASCO) 2013 Annual Meeting showed durable response rates from the previously completed Phase 1/2 trial. NeuVax works by stimulating the body’s own immune system via cytotoxic T lymphocytes (CTLs) to seek out and destroy micrometastatic cancer cells that may be circulating in a patient’s body after their cancer treatment. The data demonstrated a correlation between the NeuVax-specific CTLs stimulated by the vaccine and a reduction in breast cancer recurrence in the women treated, further confirming the NeuVax mechanism of action.

•	Our lead product, NeuVax, is enrolling patients in two key trials.

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NeuVax is the first adjuvant breast cancer vaccine to enter pivotal Phase 3 clinical trials. Galena is currently enrolling its randomized, multi-national Phase 3 trial entitled PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment). The study is being conducted under a Special Protocol Assessment (SPA) granted by the FDA, and is currently enrolling in over 130 clinical sites worldwide.

•	A randomized, multicenter investigator-sponsored, 300 patient Phase 2b clinical trial is enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

•	We strengthened the management team and expanded the Board of Directors with experts in oncology commercialization.

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Christopher S. Lento joined Galena as its Vice President of Sales and Commercial Operations to launch Abstral. Mr. Lento has 20 years of experience in senior level positions managing the sales, business development and operations at major healthcare companies including Genentech BioOncology, Altos Solutions, Abraxis Bioscience (acquired by Celgene Corporation), and US Oncology Network.

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William L. Ashton joined the Company’s Board of Directors in May 2013. Mr. Ashton is a senior executive with more than twenty-eight years of experience in biotechnology and pharmaceutical leadership and management. Most recently, at Amgen, Inc., he served as Vice President of Corporate and Government Affairs and Vice President of Sales, and was directly responsible for product launches, as well as interaction with key government agencies including the Centers for Medicare and Medicaid Services. After retiring from Amgen, Mr. Ashton joined the University of the Sciences in Philadelphia where he currently serves as Associate Provost and Senior Vice President of Strategic Business Development, Founding Dean, Mayes College of Healthcare Business and Policy, and Assistant Professor of Pharmaceutical Business.

Second Quarter 2013 Financial Highlights

Operating loss for the three months ended June 30, 2013 was $7.9 million, including $0.5 million in stock-based compensation charges, compared with an operating loss of $5.7 million for the three months ended June 30, 2012, which includes $0.2 million in stock-based compensation charges. For the the six months ended June 30, 2013, operating loss from continuing operations was $14.6 million compared with $10.1 million for the six months ended June 30, 2012.

Galena Biopharma also incurs income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities and contingent purchase price liability, as well as the realized gain from the sale of marketable securities, which is included in other income and expense. The non-cash charges related to the changes in values of our warrant and contingent purchase price liabilities for the three months ended June 30, 2013 were $0.5 million versus income of $5.9 million for the three months ended June 30, 2012. These charges for the six months ended June 30, 2013 were $5.9 million versus $13.2 million for the six months ended June 30, 2012. Other income from the realized gain on the sale of marketable securities was $0.6 million for the three months ended June 30, 2013.

Net loss (including both continued operations and discontinued operations) for the three months ended June 30, 2013 was $9.6 million, or $0.11 per basic and diluted share, versus a net loss of $0.2 million, or $0.00 per basic share and $0.03 per diluted share, for the three months ended June 30, 2012. Net loss (including both continued operations and discontinued operations) for the six months ended June 30, 2013 was $18.9 million, or $0.23 per basic and diluted share, versus a net loss of $25.0 million, or $0.44 per basic and diluted share, for the six months ended June 30, 2012.

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As of June 30, 2013, Galena had cash, cash equivalents and marketable securities of $26.8 million, compared with $35.6 million as of December 31, 2012. Our marketable securities consisted of approximately 30.5 million (1.0 million post reverse-stock split) shares of common stock in RXi Pharmaceuticals (OTCQX: RXII) with a market value of approximately $5.8 million as of June 30, 2013 and 33.5 million (1.1 million post reverse-stock split) shares of common stock of RXi with a market value of approximately $2.7 million as of December 31, 2012. On July 19, 2013, RXi effected a 1-for-30 reverse stock split of its outstanding shares of common stock (OTCQX: RXIID). On May 8, Galena completed a debt financing of $15 million to fund the purchase and launch of Abstral, of which $10 million was drawn immediately and $5 million remains available.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets the approximately 50%-60% of these women who are HER2 low to intermediate (IHC 1+/2+ or FISH < 2.0) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

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About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important treatment option for inadequately controlled breakthrough cancer pain (BTcP) which impact 40%-80% of cancer patients. Abstral is approved by the FDA, and is a sublingual (under the tongue) fentanyl tablet indicated for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a more convenient sublingual tablet which rapidly dissolves under the tongue in seconds, provides rapid relief of breakthrough pain in minutes, and matches the duration of the entire pain episode. Abstral is available through the transmucosal immediate-release fentanyl (TIRF) Risk Evaluation and Mitigation Strategy (REMS) program. For additional important safety information, see the full Prescribing Information for Abstral available at www.abstral.com.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company commercializing and developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the commercialization of Abstral and development of Galena's product candidates, including patient enrollment in our clinical trials, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

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Galena Biopharma, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Expenses:
Research and development expense	$5,276	$3,720	$10,357	$6,384
General and administrative expense	2,710	1,963	4,240	3,709
Operating loss	7,986	5,683	14,597	10,093
Other income (expense), net	(70)	5,910	(5,514)	(13,220)
Income (loss) from continuing operations before income taxes	(8,056)	227	(20,111)	(23,313)
Income tax expense (benefit)	1,541	—	(1,221)	—
Net loss from continuing operations	(9,597)	227	(18,890)	(23,313)
Discontinued operations	—	(423)	—	(1,644)
Net loss	$(9,597)	$(196)	$(18,890)	$(24,957)
Earnings per share - basic
Income (loss) from continuing operations	$(0.11)	$0.00	$(0.23)	$(0.41)
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.03)
Net loss	$(0.11)	$0.00	$(0.23)	$(0.44)
Earnings per share - diluted
Income (loss) from continuing operations	$(0.11)	$(0.03)	$(0.23)	$(0.41)
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.03)
Net loss	$(0.11)	$(0.03)	$(0.23)	$(0.44)
Weighted average common shares outstanding - basic	83,656,184	65,112,147	83,331,059	56,554,160
Weighted average common shares outstanding - diluted	83,656,184	67,177,572	83,331,059	56,554,160

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Galena Biopharma, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2013
	(Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$20,919	$32,807
Restricted cash	102	101
Marketable securities	5,786	2,678
Inventory	352	—
Prepaid expenses and other current assets	389	535
Total current assets	27,548	36,121
Equipment and furnishings, net	467	29
In-process research and development	12,864	12,864
Abstral rights	15,083	—
Goodwill	5,898	5,898
Deposits	142	74
Total assets	$62,002	$54,986
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,092	$1,976
Accrued expense and other current liabilities	8,444	2,038
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	14,909	10,964
Current contingent purchase price consideration	—	935
Current portion of long-term debt	301	—
Total current liabilities	25,752	15,919
Capital lease obligations, net of current maturities	34	51
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,529	6,207
Long-term debt, net of current portion	9,403	—
Total liabilities	46,771	27,230
Stockholders’ equity	15,231	27,756
Total liabilities and stockholders’ equity	$62,002	$54,986

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Contact:

Remy Bernarda
Senior Director, Communications
+1 (503) 400-6995
rbernarda@galenabiopharma.com